Exhibit 10.17

RYERSON HOLDING CORPORATION

June     , 2014

Michael Arnold

BY HAND

Re: Additional Incentive Compensation

Dear Mike:

This letter confirms our mutual agreement regarding your eligibility to receive a special one-time cash bonus from Ryerson Holding Corporation or one of its subsidiaries (collectively, the “Company”), in accordance with and subject to the terms and conditions set forth herein.

On the first regularly scheduled payroll date of the Company that is at least ten (10) business days following the Incentive Compensation Date and subject to your continuous employment with the Company through the Incentive Compensation Date, the Company shall pay you an amount such that, after the application of all income and payroll taxes payable in connection with the payment of such amount, you retain $3,000,000 (such amount being, the “Incentive Compensation Award”); provided, that, notwithstanding anything herein to the contrary, in the event that you experience a Qualifying Termination prior to the Incentive Compensation Date, you shall be entitled to receive the Incentive Compensation Award on the first regularly scheduled payroll date of the Company that is at least ten (10) business days following the date of such Qualifying Termination. For the avoidance of doubt, if you experience a Termination for any reason (other than a Qualifying Termination) prior to the Incentive Compensation Date, you shall forfeit the Incentive Compensation Award and shall have no additional rights hereunder. The Company shall withhold from the Incentive Compensation Award all amounts required to be withheld by applicable law.

For purposes hereof, the following terms shall have the meanings set forth below:

(i)	“Cause” means (a) your conviction of or indictment for any crime (whether or not involving the Company or its affiliates) (x) constituting a felony or (y) that has, or could reasonably be expected to result in, an adverse impact on the performance of your duties to the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company, (b) your conduct, in connection with your employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company, (c) any material violation of the policies of the Company, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company, or (d) willful neglect in the performance of your duties for the Company or willful or repeated failure or refusal to perform such duties.

(ii)	“Change in Control” means a change in ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, as such terms are defined in Treas. Reg. §1.409A-3(i)(5).

(iii)	“Disability” means your permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986.

(iv)	“Good Reason” means, without your prior consent: (a) a reduction in your base salary; (b) your participation in the Company’s then-current annual incentive plan is discontinued; or (c) the assignment of any duties that are materially inconsistent with your status or position, in the cases of clauses (a), (b) and (c), that is not cured by the Company within thirty (30) days of your delivery of written notice to the Company detailing the occurrence of the event giving rise to Good Reason hereunder.

(v)	“Incentive Compensation Date” means the earlier of (a) the IPO Date, (b) the consummation of a Change in Control of the Company and (c) the consummation of a liquidity event of the Company, including, without limitation, a sale of shares of the Company by Platinum Equity Capital Partners, L.P. or its Affiliates to an unaffiliated third party or the issuance of new shares of the Company to an unaffiliated third party, but not including any (i) dividend or (ii) issuances or sales of shares of the Company to any employee or service provider of the Company.

(vi)	“IPO” means the consummation of the initial sale of common equity securities of Ryerson Holding Corporation to the public pursuant to an effective registration statement (other than a registration statement on Form S-4/F-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933, as amended.

(vii)	“IPO Date” means the date of an IPO.

(viii)	“Qualifying Termination” means a Termination for any of the following reasons: (a) by the Company without Cause, (b) by you for Good Reason, (c) as a result of your death or Disability, or (d) upon your voluntary resignation that the Compensation Committee of the Board of Directors in its sole discretion determines to treat as a “qualified retirement.”

(ix)	“Termination” means the termination of your employment with the Company for any reason.

By signing below, you acknowledge and agree that the Incentive Compensation Award is in full and complete satisfaction of any obligations on the part of the Company and its subsidiaries pursuant to the terms of your employment letter dated as of November 3, 2010 to negotiate an incentive compensation arrangement that provides you with an after-tax payment of between $2,800,000 and $3,200,000 upon the occurrence of a liquidity event.

For the avoidance of doubt, the payment of the Incentive Compensation Award shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance, severance or other benefit plan of the Company or any of its subsidiaries, or (ii) any agreement between you and the Company or any of its subsidiaries.

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If you agree with the terms of this letter, please sign and return a copy to me on or prior to June     , 2014 (the “Outside Date”). If a fully executed copy of this letter is not received prior to the Outside Date, this letter and the rights and obligations established hereby shall be void ab initio.

Sincerely,

RYERSON HOLDING CORPORATION

By:
Name:
Title:

Acknowledged and agreed as of this day of June 2014 by:

MICHAEL ARNOLD

Michael Arnold